Exhibit 10.1

March 30, 2015

Voltari Corporation

601 West 26th Street, Suite 415

New York, NY 10001

Attn: Richard Sadowsky

RE:	Waiver of the Right to Exercise Holder Redemption Option w/r/t Shares of Series J Preferred Stock of Voltari Corporation Owned, Beneficially or of Record, by the Waiving Holders

Mr. Sadowsky:

Reference is hereby made to Exhibit A to the Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Designations”), of Voltari Corporation (the “Company”), establishing the Company’s 13% Redeemable Series J Preferred Stock, $0.001 par value per share (the “Series J Preferred Stock”). All capitalized terms used but not specifically defined in this letter agreement shall have the meanings given to such terms in the Certificate of Designations.

On March 30, 2015, the Company closed its previously announced offering of subscription rights (the “Rights Offering”) to purchase up to an aggregate of 4,300,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). Following the completion, and as a result of the Rights Offering, Mr. Carl C. Icahn, through the holders set forth on the signature page below, became the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an aggregate of approximately 52.3% of the Common Stock (which constitutes the Company’s only Company Voting Securities), resulting in a Change in Control pursuant to the terms of the Certificate of Designations, which in turn constitutes a Redemption Event pursuant to the terms of the Certificate of Designations (the “Rights Offering Redemption Event”).

Pursuant to Section 5(ii) of the Certificate of Designations, upon the occurrence of a Redemption Event, subject to certain conditions each Holder shall have the right, at such Holder’s option, to require the Company to redeem at the Redemption Price on the Holder Redemption Date all or a portion of such Holder’s shares of Series J Preferred Stock (the “Holder Redemption Option”), in accordance with the terms, procedures, and conditions set forth in the Certificate of Designations.

Solely with respect to the Rights Offering Redemption Event, each holder set forth on the signature page below (each a “Waiving Holder” and collectively, the “Waiving Holders”) hereby absolutely, unconditionally and irrevocably waives, on its own behalf and on behalf of its successors and assigns, its right to exercise the Holder Redemption Option with respect to all shares of Series J Preferred Stock owned, beneficially or of record, by such Waiving Holder (the “Shares”). Each Waiving Holder agrees to take all such further action as may be necessary, proper or desirable, at the request and at the expense of the Company, in order to evidence, effectuate or to otherwise carry out the intent of this letter agreement, including, but not limited to, instructing the Depository Trust Company, or through its nominee, Cede & Co., to waive the right to exercise the Holder Redemption Option with respect to the Shares.

Each Waiving Holder hereby represents and warrants to the Company that this letter agreement constitutes a legal, valid and binding waiver and obligation, enforceable against such Waiving Holder in accordance with its terms.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York without regard to choice of law principles thereof.

[Signature Page Follows]

Sincerely,

HIGH RIVER LIMITED PARTNERSHIP
By:	Hopper Investments LLC, general partner
By:	Barberry Corp., its sole member

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Secretary and Treasurer

KOALA HOLDING LP
By:	Koala Holding GP Corp.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Secretary and Treasurer

Agreed to and Acknowledged:

VOLTARI CORPORATION

By:	/s/ Richard Sadowsky
Name:	Richard Sadowsky
Title:	Acting Chief Executive Officer